Alcoa and subsidiaries                                 EXHIBIT 11


         Computation of Earnings (Loss) per Common Share
               For the three months ended March 31
               (in millions, except share amounts)


                                                1997         1996

                                            -----------   ----------
 1.  Income applicable to common stock*          $158.5       $177.7

 2.  Weighted average number of common
     shares outstanding during the period   173,121,653  175,612,108
     outstanding during the period

 3.  Primary earnings per common share
     (1 divided by 2)                              $.92        $1.01

 4.  Fully diluted earnings (1)                  $158.5       $177.7

 5.  Shares issuable under compensation          37,320       26,044
     plans

 6.  Shares issuable upon exercise of
     dilutive outstanding stock options
     (treasury stock method)                  1,722,383    1,516,732

 7.  Fully diluted shares (2 + 5 + 6)       174,881,356  177,154,884


 8.  Fully diluted earnings per common
     share (4 divided by 7)                        $.91        $1.00

*  After preferred dividend requirement

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